Filed Pursuant to Rule 424(b)(3)

Registration No. 333-80077

PROSPECTUS SUPPLEMENT NO. 1

TO

REOFFER PROSPECTUS DATED JULY 26, 2006

OF

MACK-CALI REALTY CORPORATION

RELATING TO

684,464 SHARES OF COMMON STOCK

This prospectus supplement (this “Supplement”) supplements our reoffer prospectus dated July 26, 2006 (the “Prospectus”) that was filed as part of our Registration Statement on Form S-3, File No. 333-80077 (the “Registration Statement”), relating to the resale by certain of our stockholders (collectively, the “Selling Stockholders”) who may receive shares of our common stock, par value $0.01 per share (the “Common Stock”), offered by this Supplement in conjunction with the Prospectus, upon the redemption of common units of limited partnership interest (the “Common Units”) of Mack-Cali Realty, L.P. (the “Operating Partnership”).  This Supplement presents certain information to update the Prospectus to reflect the transfer of 414,114 Common Units beneficially owned by one Selling Stockholder identified in the Prospectus (the “Transferor”) to a trust  (the “Transferee”) qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), whose participants are beneficial owners of the Transferor.  The 684,464 shares to which this Supplement relates reflects the total number of shares that may be sold by all of the Selling Stockholders under the Prospectus after giving effect to the transfer of the 414,114 Common Units.  This Supplement identifies the Transferee as a new Selling Stockholder under the Prospectus.  No additional securities are being registered hereby.

You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

The Selling Stockholders may offer their shares of Common Stock through public or private transactions, in the over-the-counter markets or on any exchanges on which our Common Stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices.  The Selling Stockholders may engage brokers or dealers who may receive commissions or discounts from the Selling Stockholders.  We will pay substantially all of the expenses incident to the registration of such shares, except for selling commissions.

Our Common Stock is listed on The New York Stock Exchange under the symbol “CLI.”  The closing price of our Common Stock as reported on The New York Stock Exchange on December 18, 2008 was $21.30 per share.

You should carefully read and consider (1) the risk factors under Item 1A beginning on page 8 in our Annual Report on Form 10-K for the year ended December 31, 2007, and (2) the discussion of current market conditions under Part I, Item 2 beginning on page 39 in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 for risks relating to investments in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 19, 2008

SELLING STOCKHOLDERS

In connection with the reorganization of Prime Development Group, LLC, a Selling Stockholder that beneficially owns 414,114 Common Units covered by the Prospectus, on November 20, 2008, all 414,114 Common Units were transferred, through a series of transactions, to FF Realty, Inc. Trust, a trust qualified under Section 401(a) of the Code.  All of the participants in FF Realty, Inc. Trust are members of Prime Development Group, LLC.

The information contained in the following table is as of December 18, 2008 and supersedes and replaces the information relating to the shares of Common Stock that are issuable to Prime Development Group, LLC that were reported in the table of Selling Stockholders and the related footnotes contained in the Prospectus filed on July 26, 2006.

	Number of		Number of
	Shares of		Shares of
Name of Security Holder	Common Stock Owned Prior to Offering (1)	Number of Shares of Common Stock Underlying Common Units (2)	Common Stock to Be Owned After this Offering (3)
FF Realty, Inc. Trust	414,114	414,114	0

(1)           Includes outstanding shares of Common Stock and shares of Common Stock issuable upon the redemption of all Common Units beneficially owned by the Selling Stockholders regardless of whether such shares are offered by the Prospectus, restricted shares of Common Stock (vested and unvested), and vested options to purchase shares of Common Stock.

(2)           Includes all of the shares of Common Stock that may be issued upon redemption of Common Units offered under the Prospectus, but not any other shares of Common Stock, Common Units or any other series or class of equity beneficially owned by the Selling Stockholders.

(3)           Assumes all shares registered under the Prospectus will be sold.

Information concerning the Selling Stockholders may change from time to time and will be set forth in future supplements.  Accordingly, the number of shares of our Common Stock offered hereby may increase or decrease.  Full and complete copies of this Supplement together with the Prospectus will be provided upon request.